Exhibit 5.1

Raymond D. Fortin Corporate Executive Vice President General Counsel	SunTrust Banks, Inc. P.O. Box 4418 Mail Code 643 Atlanta, GA 30302 Tel 404.588.7165 Fax 404.724.3550 raymond.fortin@suntrust.com
March 11, 2008
SunTrust Banks, Inc.
303 Peachtree Street, NE
Atlanta, GA 30308
     Re: SunTrust Banks, Inc. Registration Statement (File No. 333-147874)
Ladies and Gentlemen:
     I have acted as counsel to SunTrust Banks, Inc., a Georgia corporation (“SunTrust”), in connection with the Registration Statement on Form S-4, File No. 333-147874, as amended (the “Registration Statement”) filed by SunTrust with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).
     The Registration Statement relates to the proposed issuance by SunTrust of up to 2,329,503 shares of SunTrust common stock, par value $1.00 per share (the “Shares”), to the shareholders of GB&T Bancshares, Inc. (“GB&T”), pursuant to the Agreement and Plan of Merger, dated as of November 2, 2007, by and between SunTrust and GB&T (the “Merger Agreement”), whereby GB&T will merge with and into SunTrust.
     In so acting, I have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. In such review, I have assumed the genuineness of signatures on all documents submitted to me as originals, the conformity to original documents of all copies submitted to me as certified, conformed or photographic copies and the legal capacity of all natural persons. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials.
     For purposes of the opinions below, I have assumed that the execution and delivery of, and the performance of all obligations under, the Merger Agreement have been duly authorized by all requisite action by GB&T and that the Merger Agreement has been duly executed and delivered by GB&T and is a valid and binding agreement of GB&T enforceable against GB&T in accordance with its terms.

     This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Shares have been duly authorized, and when the Registration Statement has become effective under the Securities Act and the Shares have been duly issued and delivered as provided in the Merger Agreement, such Shares will be validly issued, fully paid and nonassessable.
     This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention, or changes in law that occur, that could affect the opinions contained herein. This opinion may not be furnished to or relied upon by any person or entity (other than the addressee hereof) for any purpose without my prior written consent.
     I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Proxy Statement/Prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Raymond D. Fortin
Raymond D. Fortin
Corporate Executive Vice President General Counsel

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